Exhibit 10.15

SECURITIES PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 10, 2009, by and among E 2 INVESTMENTS, LLC (“E 2”), a Florida Limited Liability Company, the (“Buyer”) and HARLIS TRUST, a REVOCABLE TRUST, the (“Seller”).

WHEREAS, Seller owns Four Million Four Hundred and Seventy Thousand (4,470,000) shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”)  of  Wilon Resources, Inc. (“Company”) as of the date of this Agreement; and

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire the Shares from Seller, and Seller desires to sell the Shares to Buyer.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.      Purchase and Sale of Common Stock and Warrants.

          1.1    Sale of Common Stock. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase and the Seller agrees to sell to Buyer all 4,470,000 shares of the Company’s Common Stock for the purchase price of $500,000.00 at the closing as set forth below. The shares of Common Stock to be sold pursuant to this Agreement are collectively referred to herein as the “Shares.”

          1.2    Closing. The purchase and sale of the Shares shall take place at the office of the Company at 5:00 p.m. EST, on or before November 13, 2009 or at such other time and place as the Seller and Buyer agree upon in writing (which time and place are designated as the “Closing”).

1.3     Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey the Shares to Buyer, and Buyer shall purchase and acquire the Shares from Seller, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws. The payment for said shares by Buyer to the Seller along with other consideration shall be tendered as follows:

1.3.1 Three Thousand Five Hundred Dollars ($3,500.00) has been received by the Seller prior to the execution of this agreement; and

1.3.2 A payment in the amount of One Hundred Thousand Dollars ($100,000.00) shall be sent via wire transfer of immediately available funds to the account or accounts of the Seller specified by the Seller at the date of the Closing; and

1.3.3 A payment in the amount of One Hundred Thousand Dollars ($100,000.00) shall be sent via wire transfer of immediately available funds to the account or accounts of the Seller specified by the Seller on or before 90 days after the Closing; and

1.3.4 The Seller and Buyer shall enter into a promissory note for $296,500.00 with the first payment in the amount of $146,500 to be made at the one (1) year anniversary of the closing, and the balance of $150,000 to be made at the two (2) year anniversary of the closing.

2. Conditions to Closing

2.1 The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) Seller shall have delivered or caused to be delivered to Buyer the certificates representing the Shares owned by Seller, duly endorsed for transfer including a Medallion Guarantee on a Stock Power provided by the Buyer, and the Shares shall be free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws; and

(b) Seller shall have delivered or caused to be delivered to the Buyer each of the following:

(i) Affidavit from Seller stating that the Company is not indebted to P & J Resources, Inc, Richard Williams, Pam Williams, or any entity they may control, and there are no claims by any of the related parties against the Company.

(ii) resignations effective as of the Closing from the officers and directors of the Company and appointment of 2 directors designated by the Buyers. Each action to be approved by the Board of the Company with an executed resolution for each.

(iii) certified copies of the resolutions duly adopted by Seller’s Board of Directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Seller is a party, and the consummation of all transactions contemplated hereby and thereby;

(iv) executed agreement between the Buyer and the Dallas Group, or any entity which they may now be known as

(v) certified list of all wells operated by B.T.U. Pipeline, Inc. within the state of West Virginia

(vi) certified list of all current and long term liabilities, current and pending litigation, claims, encumbrances against the Company

(vii) transfer of title for the approximate 175 acres of land in Wayne County, West Virginia as referenced in the Deed dated October 6, 2006 by and between Gregory A. Botkins and Sherry, parties of the first part, and Harry Thompson, as Trustee of Harlis Trust Under Trust Agreement Dated June 1, 2001, party of the second part into the name of Wilon Resources, Inc.

(iix) certified list of all leases held by Wilon Resources, Wilon Gathering, Harry Thompson, and Harlis Trust in the state of West Virginia. An assignment of all leases held by Wilon Gathering, Harry Thompson, and Harlis Trust to Wilon Resources.

(ix) executed Assignment of Debt by Harry Thompson to the Buyer

(x) executed three (3) year non-compete agreement with respect to the business of the Company in the state of West Virginia

(xi) at closing, the Buyer shall take possession of all files, folders, computers, software, maps, and any office supplies used in the everyday course of business for Wilon and located in the Chattanooga office.

(xii) at closing, the West Virginia tap shall be delivered to a location to be designated by the Buyers.

(xiii) prepared assignment by the Seller and/or AXG, Inc. for a 5% overriding royalty on the KY pipeline. The royalty is understood to be calculated by total mcf passing through the pipeline on a daily basis times a transmission cost per mcf. Example: Seller of gas receives $5.00/mcf with a transmission charge of 10%. Therefore, transmission charge to seller is $.50/mcf. 5% of the $.50 calculates to $.025/mcf to Purchasers. The Trust and/or AXG shall provide the Purchasers a monthly report with payment.

(xiv) provide at closing, all agreements between Wilon, BTU and any purchasing company for the Company’s natural gas, including but not limited to Columbia Gas Transmission, Appalachian Natural Gas Marketing, LLC, Columbia Natural Resources, and the Tennessee Gas Pipeline Company.

(xv) provide at closing, a letter to Olde Monmouth Stock Transfer notifying them of the resignation of all officers and directors and the name(s) of the new interim Board who will have sole authority for the issuance of any new certificates or any and all transfer agent services.

(xvi) provide at closing, a letter to the Tennessee Department of State amending the Company’s Articles (if necessary) for a change in Directors.

(xvii) provide at closing, a change of principal and authorized signature, for all Wilon Resources, Inc. and B.T.U. Pipeline, Inc banking accounts

2.2 The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)  Buyer shall have delivered or caused to be delivered to the Seller each of the following:

(i) at closing, SLMI Options, LLC, a wholly owned subsidiary of Adventure Energy, Inc., shall forbear on the foreclosure of the Chattanooga office building and West Virginia land.

(ii) SLMI Options, LLC shall release its lien/mortgage with respect to the real property located at 3875 Hixson Pike, Chattanooga, TN after the 60 day “Information” period is satisfied. The Trust shall occupy said premise rent free until the end of this 60 day period.

(iii) the Seller and Mr. Thompson shall be released from any “personal” guarantees with respect to the debt obligations to SLMI Options, LLC upon completion of the 60 day “Information” period.

(iv) the Buyers may elect to retain the office computers and replace these with two (2) new desktop computers of comparable value, or copy all files on the computers and allow the Seller to retain the computers.

2.3 Special Stipulations Inherit to this Agreement:

(a) Any ownership in the Kentucky natural gas pipeline held by the Company shall be released to AXG, Inc. (“AXG”) at closing. The Trust and/or AXG shall also retain any ownership in real property, pipelines, leases, wells, and taps located in Kentucky. The Trust and/or AXG shall also be responsible for and assume any liabilities associated with any pipelines, leases, and wells located in Kentucky whereby outside investors have purchased or entered into agreements assigning them working interests, royalties, and/or overriding royalties. The Buyers are under the assumption that there are outside investors in some or all of the wells that Wilon operated in the state of Kentucky either under the name of Wilon Resources, Wilon Gathering, or the operator of these wells, P & J Resources. The Buyers are also aware that there are outside investors in the Kentucky pipeline. The Buyers will not assume any liabilities pertaining to any real property, agreements, working interest owners, royalties, overriding royalties, or assignments located within the state of Kentucky. The Trust and/or AXG will be responsible for the liabilities associated with the Kentucky pipeline, wells, leases, real property, commercial or individual contracts, and will relieve the Company and the Buyer of any liability associated with these items. After transfer, the Trust and/or AXG shall assign the Purchasers a 5% overriding royalty in the KY pipeline.

(b) Harry Thompson, the Trustee of the Trust, shall agree to a 60 day Information Period whereby he will agree to be available to answer questions pertaining to the operation of the Company for at least four (4) hours per day Monday through Friday. Mr. Thompson shall be available at the current corporate office form 9-3 EDT for the first two (2) weeks post closing, Monday through Friday. After the initial two (2) week period, Mr. Thompson shall agree to be readily available via phone, e-mail, and fax. During this period, Mr. Thompson’s duties shall include but not be limited to assisting the Buyers in settling any legal claims, creditor issues, leasehold and/or well issues, and state issues with any of the wells.

(c)  The Buyers will agree not to seek indemnification against you with respect to those items specifically described in said certified list defined in section 2.1.b.6.  As to any item not disclosed in the certified list, the Buyers will have the right of set off with regard to the payment of the Purchase Price.

(d)  Wilon shall not assume any liabilities of Wilon Gathering, Richard Williams, AXG, Inc., or any entities controlled by Mr. Thompson or any family members and Wilon Gathering shall not assume any liabilities of Wilon. The field gathering system located in West Virginia shall remain the property of Wilon. Wilon shall not assume any liabilities associated with the amine plant in West Virginia. The pipe currently laying or installed in Wayne County, West Virginia on the leaseholds and right of ways of the Company shall remain the property of the Company.

3.      Representations and Warranties of the Seller.

          Except as set forth in the Disclosure Schedule delivered to Buyer specifically identifying the relevant subparagraphs hereof, which disclosures shall be deemed to be representations and warranties made hereunder, the Company hereby represents and warrants to Investor as follows:

          3.1    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to carry on its business as currently conducted. The Company and each of its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. True and accurate copies of the Company’s Articles of Incorporation and Bylaws, each as amended and in effect at the Closing, have been delivered to the special counsel to the Investor.

          3.2    Capitalization. On the date of this Agreement, the authorized capital stock of the Company consists of an aggregate of 50,000,000 shares of common stock, $0.001 par value (“Common Stock”), of which 22,396,503 shares are issued and outstanding, and 5,000,000 shares of preferred stock, $.001 par value (“Preferred Stock”) of which zero are issued and outstanding. Other than the shares described in the Disclosure Schedule, there are no outstanding rights, options, warrants, preemptive rights, convertible securities, rights of first refusal or similar rights for the purchase or acquisition from the Company of any securities of the Company. All outstanding securities of the Company and each of its Subsidiaries have been issued in compliance with applicable state and federal securities laws.

          3.3    Subsidiaries. The Company’s only wholly owned subsidiary is B.T.U. Pipeline, Inc., which is validly existing and in good standing under the laws of the State of Tennessee.

          3.4    Authorization. All corporate and individual actions on the part of the Seller and the Company, its officers, and directors necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Seller and the Company hereunder and thereunder, and the authorization, sale, and delivery of the Shares being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement, constitutes valid and legally binding obligations of the Seller and the Company, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights; and (iii) limitations on the enforceability of the indemnification provisions herein.

          3.5    Valid Issuance of Common Stock and Warrants. The Shares that are being purchased by the Buyer hereunder, when delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer directly or indirectly created by the Company other than restrictions on transfer under applicable state and federal securities laws.

          3.6    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the purchase of the Shares or the consummation of any other transaction contemplated hereby, except for the following: (i) the filing of such notices as may be required under the Securities Act of 1933, as amended (the “Securities Act”); and (ii) the compliance with any other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefore.

          3.7    Litigation. The material litigation of the Company and each of its Subsidiaries is set forth in the documents which have been provided to the Buyer. There is no action, suit, proceeding or investigation pending or, to the best of the Seller’s or Company’s knowledge, currently threatened before any court, administrative agency or other governmental body against the Seller or the Company which questions the validity of this Agreement, or the right of the Seller to enter into this Agreement, or to consummate the transactions contemplated hereby, or which would be reasonably likely to result, either individually or in the aggregate, in any material adverse change in the condition (financial or otherwise), business, property, assets or liabilities of the Company. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would be reasonably likely to have a material adverse effect on the Company.

          3.8    Employees. To the best knowledge of the Seller, no officer or key employee of the Company or any or its Subsidiaries is in violation of any current or prior employee contract or proprietary information agreement. No employees of the Company are represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the best of the Company’s knowledge, threatened labor dispute involving the Company or any of its Subsidiaries and any group of its employees.

          3.9    Patents and Trademarks. The Company has sufficient title to and ownership of all trade secrets, and, to its knowledge, copyrights, information, proprietary rights and processes, patents, trademarks, service marks and trade names necessary for its business as now conducted and as proposed to be conducted without any material conflict with or infringement of the rights of others, except for what has been disclosed to the Buyer in writing.

          3.10   Compliance with Other Instruments. The Company is not in violation or default of any provision of its Articles of Incorporation or Bylaws, each as amended and in effect on and as of the Closing. The Company has complied with and is not in violation or default of any material provision of any instrument, mortgage, deed of trust (exclusive of the deed of trust held by SLMI Options, LLC), loan (exclusive of the three commercial loans between the Seller, the Company and SLMI Options, LLC)  , contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound which would materially adversely affect the condition (financial or otherwise), business, property, assets or liabilities of the Company or, to the best of its knowledge, of any provision of any federal, state or local statute, rule or governmental regulation which would materially adversely affect the condition (financial or otherwise), business, property, assets or liabilities of the Company.

          3.11   Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could reasonably be expected to materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority. Each of the foregoing representations and warranties apply to each of the Subsidiaries.

          3.12   Compliance with Laws. To the best of its knowledge, the Company is not in violation of any applicable statute, law or regulation that applies to the Company relating to the environment, occupational health and safety, fair trade and business practices, competition, sale of securities, the Sarbanes-Oxley Act of 2002 or any other statute, law or regulation, and to the best of its knowledge, no material additional expenditures are or will be required in order to comply with any such existing statute, law or regulation. The Company has not received any written, or to its knowledge, oral communications alleging that the Company has violated any such statute, law or regulation. Each of the foregoing representations and warranties apply to each of the Subsidiaries.

          3.13   Disclosure. No representation, warranty or statement by the Company in this Agreement, or in any written statement or certificate furnished to the Buyer pursuant to this Agreement, contains any untrue statement of a material fact or, when taken together, omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

          3.14   Title to Property and Assets. Except as set forth in the disclosure schedule, the Company has good and marketable title to all of its properties and assets free and clear of all mortgages, liens and encumbrances, except liens for current taxes and assessments not yet due, uniform commercial codes, liens and deeds of trust held by SLMI Options, LLC,  and possible minor liens and encumbrances which do not, in any case, in the aggregate, materially detract from the value of the property subject thereto or materially impair the operations of the Company. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of all liens, claims or encumbrances. The Company’s properties and assets are in good condition and repair in all material respects. Each of the foregoing representations and warranties apply to each of the Subsidiaries.

          3.15   Except as reflected or reserved against in the latest consolidated balance sheet of the Company included in the disclosure schedule, of which a draft has been provided to the Buyer, (the “latest balance sheet”), the Company and its subsidiaries have no liabilities of any nature (whether arising out of contract, tort, statute or otherwise and whether direct or indirect, accrued, matured or unmatured, asserted or unasserted, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles (all of such liabilities being collectively referred to as “Liabilities”), except for liabilities incurred in the ordinary course of business since the date of the latest balance sheet which would not, individually or in the aggregate, have a material adverse effect on the Company.

          3.16   Agreements; Action.

               (a)      There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof, in addition to employment agreements.

               (b)      There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments by the Company in excess of, $100,000, or (ii) provisions restricting or adversely affecting the conduct of the Company’s business or operations.

               (c)      Since March 1, 2009 the Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $100,000 or, in the case of indebtedness and/or liabilities individually less than $100,000, in excess of $250,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

               (d)      For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

               (e)      The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Articles of Incorporation or its Bylaws that adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

               (f)      The Company and each of its Subsidiaries have no outstanding loans to its officers or directors.

          3.17   Tax Returns and Audits. The Company has accurately prepared all United States income tax returns and all state and municipal tax returns required to be filed by it, if any, has paid all taxes, assessments, fees and charges when and as due under such returns and has made adequate provision for the payment of all other taxes, assessments, fees and charges shown on such returns or on assessments received by the Company, where, if not paid or filed or prepared correctly, would not have a material adverse effect on the Company. To the best of the Company’s knowledge, no deficiency assessment or proposed adjustment of the Company’s United States income tax or state or municipal taxes is pending except that which has been disclosed in the disclosure schedule. Each of the foregoing representations and warranties apply to each of the Subsidiaries.

          3.18   Shareholder Agreements. There are no agreements between the Company and any of the Company’s shareholders, or to the best knowledge of the Company, among any of the Company’s shareholders, which in any way affect any shareholder’s ability or right freely to alienate or vote such shares (except restrictions designed to provide compliance with securities laws).

          3.19   Brokers or Finders. The Seller has not agreed to incur, directly or indirectly, any liability for brokerage or finders’ fees, agents’ commissions or other similar charges in connection with this Agreement or any of the transactions contemplated hereby.

4.0    Representations and Warranties of the Buyer.

          Buyer hereby represents and warrants that:

          4.1    Experience. Buyer is experienced in evaluating companies such as the Company, is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that such Buyer is capable of evaluating the merits and risks of Buyer’s perspective purchase of shares, and has the ability to bear the economic risks of the investment.

          4.2    Investment. Buyer is acquiring the Shares for investment for such Buyer’s own account and not with the view to, or for resale in connection with, any distribution thereof. Such Buyer understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Such Buyer further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares.

          4.3    Transfer. Buyer covenants that, in the absence of an effective registration statement covering the Shares, Buyer will sell, transfer, or otherwise dispose of the Shares only in a manner consistent with Buyer’s representations and covenants set forth in this Section 3. In connection therewith, Buyer acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3 and will transfer securities on the books of the Company only to the extent not inconsistent therewith.

          4.4    Access to Data. Buyer has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with the Seller and to review the Company’s facilities.

          4.5    Authorization. This Agreement when executed and delivered by Buyer will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights; and (iii) limitations on the enforceability of the indemnification provisions herein.

          4.6    Accredited Investor. Buyer acknowledges that it is an “accredited investor” as defined in Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company. For state securities law purposes, the principal address of the Buyer is that set forth below.

 5.0    Conditions of Buyer’s Obligations at Closing.

          The obligations of Buyer under Section 1 of this Agreement are subject to the fulfillment on or before Closing of each of the following conditions, the waiver of which shall not be effective against Buyer without its consent in writing thereto:

          5.1    Representations and Warranties. The representations and warranties of the Seller contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

          5.2    Performance. The Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing.

 6.      Miscellaneous.

          6.1    Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

          6.2    Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Investor and the closing of the transactions contemplated hereby for a period of 60 days whereupon they shall cease and be of no further force and effect. All statements as to factual matters contained in any certificate or exhibit delivered by or on behalf of the Company pursuant hereto shall be deemed to be the representations and warranties of the Company hereunder as of such date of such certificate or exhibit.

          6.3    Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, including subsequent holders of the Registrable Securities.

          6.4    Entire Agreement; Amendment. This Agreement documents referred to herein constitutes the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the parties. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation, understanding, agreement, commitment or warranty outside those expressly set forth in this Agreement. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

          6.5    Notices, Etc. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

if to the Buyer, to:	E 2 INVESTMENTS, LLC
33 6th Street South
Suite 600
St. Petersburg, FL 33701
Fax: 815-846-0755

if to the Seller, to:	HARLIS TRUST
HARRY THOMPSON, TRUSTEE
3875 Hixson Pike
Chattanooga, TN 37415
Fax: 423-876-8549

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon delivery, which for any notice given by facsimile shall mean notice which has been received by the party to whom it is sent as evidenced by confirmation slip.

          6.6    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

          6.7    Expenses. Except as otherwise set forth herein, Seller and Buyer shall bear their own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

          6.8    Finder’s Fee. The Seller and the Buyer shall each indemnify and hold the other harmless from any liability for any commission or compensation in the nature of a finder’s fee (including the costs, expenses and legal fees of defending against such liability) for which the Seller or the Buyer, or any of their respective partners, employees, or representatives, as the case may be, is responsible.

          6.10   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

          6.11   Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

          6.12   Facsimile Signatures. This Agreement may be executed by fax. Any signature page delivered by a fax machine or facsimile copy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requires it.

          6.13   Representation on Authority of Signatories. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement.

          IN WITNESS WHEREOF, the parties have duly and validly executed this Agreement as of the date first above written.

E 2 INVESTMENTS, LLC

By:	/s/ Wayne Anderson
Wayne Anderson
President

HARLIS TRUST

By:	/s/ Harry Thompson
Harry Thompson
Trustee